UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Cedar Fair, L.P.

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On January 5, 2011, Cedar Fair issued the following press release:

For Immediate Release January 5, 2011	Contact:	Stacy Frole	(419) 627-2227

THREE OF FOUR LEADING PROXY ADVISORY FIRMS SUPPORT CEDAR FAIR’S DISTRIBUTION POLICY

—	PROXY Governance and Egan-Jones join Glass Lewis in recommending unitholders vote against Proposal #2 at Special Meeting of Unitholders on January 11, 2011

—	Egan-Jones also recommends unitholders vote against Proposal #1

—	Cedar Fair states that the ISS “signal” overreaches established corporate governance best practices and the Board’s inherent fiduciary role as prudent stewards of the Company’s assets

SANDUSKY, OHIO, January 5, 2011 – The Board of Directors of Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today announced that both PROXY Governance and Egan-Jones, leading independent proxy advisory firms, have recommended unitholders vote against Proposal #2 to be considered at a Special Meeting of Unitholders on January 11, 2011. The proposal, submitted by Q Funding III, L.P. and Q4 Funding, L.P. (“Q Investments”), seeks to amend the partnership agreement to make the distribution to unitholders a higher priority than paying down debt.

In its analysis, PROXY Governance states, “Given current circumstances… we believe the proponent’s proposal is rather like having a tail wag the dog. Given the company’s reasonable near-term performance and management of its capital structure, we note that it plans to increase distribution levels as more free cash becomes available. As such – even though the company may have felt compelled to make such plans in response to pressure by the proponent and other shareholders – at this time, we believe that the proposal is unnecessary.”

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259       419-627-2233

THREE OF FOUR LEADING PROXY ADVISORY FIRMS SUPPORT CEDAR FAIR’S DISTRIBUTION POLICY

January 5, 2011

In its independent report, Egan-Jones stated, “We are not persuaded that the dissidents’ proposed cash allocation policy would be financially prudent for the Company.” It also noted, “Representatives of the dissidents on the existing board have recommended against this proposal.”

Among the other leading proxy voting firms, Glass Lewis previously issued its recommendation against Proposal #2, and ISS has recommended voting in favor of the proposal although, in the words of ISS, “… the language of the proposal, as drafted, is problematic… [and] would create a permanent constraint for the board, even though the issue it is designed to address appears to be temporary…”

Commenting on the recommendations, Michael D. Kwiatkowski, Cedar Fair’s lead independent director, said, “We are gratified that three of the four leading proxy advisory firms agree with our Board’s conclusion that Proposal #2 is unnecessary. We have had – and continue to have – a very strong commitment to the quarterly cash distribution and, in fact, were able, after a 13-month long suspension required by previous debt covenants, to reinstate the distribution in December 2010 because of the successful negotiations related to the refinancing of our debt earlier in the year. While Glass Lewis, PROXY Governance and Egan-Jones recognize this commitment, we are disappointed that ISS favors the proposal for the perceived ‘signal’ it thinks it sends to the Board about the importance of the distribution to unitholders. The Board is well aware of the importance and will continue its effort to prudently grow the distribution in line with the Company’s financial ability to do so. Our publicly stated target is to grow the distribution to between $1.25 to $1.75 per limited partner unit by 2015, or higher if cash flows exceed our expectations. We believe ISS has greatly overreached in its attempt to shape the Board’s policy on the distribution.”

Kwiatkowski continued, “We are also disappointed that the ISS report contains several inaccuracies. For example, there is no mention that the 2007 distribution level was unsustainable, and the report states that the Company has no subordinated debt when, in reality, it does.”

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259       419-627-2233

THREE OF FOUR LEADING PROXY ADVISORY FIRMS SUPPORT CEDAR FAIR’S DISTRIBUTION POLICY

January 5, 2011

The Company also noted that Egan-Jones has recommended unitholders vote against Proposal #1, which seeks to separate the chairman and chief executive officer roles, as it “… believe[s] that the Board already has mechanisms in place to provide independent Board leadership, including a Lead Independent Director, and we believe that the Company and its stockholders are best served by the Board’s current leadership structure.” As expected, PROXY Governance has recommended in favor of Proposal #1. While the Board opposes this proposal as too restrictive, it has stated previously during its ongoing succession planning process that it expects the positions to be separate when current Chairman and CEO Richard L. Kinzel retires in January 2012.

The Board urges all unitholders to vote “Against” each of the proposals and not to sign, return or vote any proxy card sent to unitholders by Q Investments.

Additional Information About the Special Meeting of Unitholders

This may be deemed to be solicitation material in respect of the Company’s Special Meeting of Unitholders scheduled for January 11, 2011. On December 10, 2010, in connection with the Special Meeting, the Company filed a definitive proxy statement and a form of proxy with the SEC and the definitive proxy statement and a form of proxy has been mailed on or about December 13, 2010 to the Company’s unitholders of record as of December 9, 2010. In addition, the Company will file with, or furnish, to the SEC all additional relevant materials. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE SPECIAL MEETING. Investors and security holders will be able to obtain a copy of the definitive proxy statement and other documents filed by the Company free of charge from the SEC’s website, www.sec.gov. The Company’s Unitholders will also be able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents by directing a request by mail or telephone to Investor Relations, Cedar Fair, L.P., One Cedar Point Dr., Sandusky, OH 44870, telephone: (419) 627-2233, or from the Company’s website, www.cedarfair.com or by contacting Morrow & Co., LLC, at (203) 658-9400 or toll free at (800) 206-5879.

The Company and its directors and executive officers and certain other members of its management and employees may be deemed to participate in the solicitation of proxies in respect of the Special Meeting of Unitholders. Additional information regarding the interests of such potential participants is included in the definitive proxy statement.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259       419-627-2233

THREE OF FOUR LEADING PROXY ADVISORY FIRMS SUPPORT CEDAR FAIR’S DISTRIBUTION POLICY

January 5, 2011

About Cedar Fair

Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, six outdoor water parks, one indoor water park and five hotels. Amusement parks in the Company’s northern region include two in Ohio: Cedar Point, consistently voted “Best Amusement Park in the World” in Amusement Today polls, and Kings Island; as well as Canada’s Wonderland, near Toronto; Dorney Park, PA; Valleyfair, MN; and Michigan’s Adventure, MI. In the southern region are Kings Dominion, VA; Carowinds, NC; and Worlds of Fun, MO. Western parks in California include: Knott’s Berry Farm; California’s Great America; and Gilroy Gardens, which is managed under contract.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259       419-627-2233